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                                                                     Exhibit 8.2

                              BAKER BOTTS L.L.P.
                               2001 Ross Avenue
                           Dallas, Texas 75201-2980



                                                                February 8, 2000


TV Guide, Inc.
7140 S. Lewis Avenue
Tulsa, Oklahoma  74136-5422

Ladies and Gentlemen:

     Reference is made to the Registration Statement of Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of TV Guide, Inc., a Delaware corporation ("TV Guide"), and Gemstar (the "Proxy Statement/Prospectus"), relating to the merger of a wholly owned subsidiary of Gemstar with and into TV Guide (the "Merger"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus.

     We have participated in the preparation of the discussion set forth in the section entitled "Material United States Federal Income Tax Consequences of the Merger." We are of the opinion that such discussion insofar as it relates to the U.S. federal income tax consequences of the Merger to TV Guide and its stockholders is accurate in all material respects and addresses all material U.S. federal income tax aspects of the Merger which are relevant to TV Guide and its stockholders.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to our firm name. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,



                                    BAKER BOTTS L.L.P.